EXHIBIT 10.1

AMENDMENT NO. 2 TO ALLIANCE AGREEMENT

BETWEEN

COVANCE INC. AND VARIAGENICS, INC.

This Amendment No. 2, effective August 1, 2001, is an Amendment to the Alliance Agreement between Covance Inc., a Delaware corporation (“Covance”), and Variagenics, Inc., a Delaware corporation (“Variagenics”), dated August 2, 1999, as amended effective September 1, 2000 (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

                WHEREAS, Variagenics and Covance wish to allocate additional personnel to support the Alliance;

                WHEREAS, to accomplish the foregoing, Variagenics and Covance desire to amend the Agreement as reflected herein;

                NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	That Section 3 of the Agreement be further amended by adding a new paragraph after the first paragraph of Section 3(a) which shall read as follows:

Effective January 1, 2001, Covance will also fund [_____] percent ([__]%) of one (1) sales and marketing employee at a rate of $[_____] per year, which employee will be an employee of Variagenics.  A payment of $[_____] for such employee will be made upon execution of this Amendment and payments of $[_____] shall be made quarterly commencing on August 1, 2001.  The employee will be under the control of Variagenics and shall dedicate [_____] of his or her time to supporting sales and marketing activities in furtherance of the Alliance. Variagenics shall promptly provide to Covance the name of such employee.  If such employee ceases to dedicate [_____] of his or her time to supporting the Alliance for any reason, Variagenics shall promptly notify Covance of such event and use its commercially reasonable efforts to replace such employee as soon as possible, including the reassignment of other Variagenics employees.  Covance’s obligation to fund the sales and marketing position pursuant to this paragraph shall renew annually on August 1st of each year unless Covance gives Variagenics written notice of its intent to terminate its obligations pursuant to this paragraph ninety (90) days prior to the expiration of the then-current period.

All other terms and conditions set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment effective the day and year first above written.

COVANCE INC.		VARIAGENICS, INC.

/s/ John Riley		/s/ Richard P. Shea
Name:	John Riley	Name:	Richard P. Shea
Title:	VP, Finance	Title:	Chief Financial Officer
	Covance CLS, Inc.		Variagenics, Inc.